Exhibit 99.1

Contact:	Jennifer Cook Williams
Vice President, Investor Relations
650-624-9600
investors@anesiva.com

ANESIVA ANNOUNCES FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CA, February 8, 2007 – Anesiva, Inc. (Nasdaq: ANSV) announced today financial results for the fourth quarter and year ended December 31, 2006.

“2006 was a tremendous year for Anesiva with the filing of our New Drug Application (NDA) for Zingo™ and the robust data observed in the 4975 clinical trials to date,” said John P. McLaughlin, chief executive officer of Anesiva. “We are rapidly moving forward with our commercialization plans for Zingo.”

“In addition to commercialization of Zingo, we are executing an extensive clinical development program for our promising pain candidate, 4975 for which we anticipate commencing a series of late-stage Phase 2 and 3 clinical studies initially focused on treating pain associated with total knee replacement surgery and osteoarthritis of the knee, as well as expanding testing into two new patient populations for the treatment of pain associated with hip and shoulder surgeries,” continued Mr. McLaughlin.

Fourth Quarter and Year-End 2006 Financial Results

Total operating expenses in the fourth quarter of 2006 were $16.2 million, which includes $2.3 million of non-cash stock-based compensation, and in the fourth quarter of 2005 were $15.5 million. For the year-ended December 31, 2006, operating expenses were $58.8 million, which includes $11.3 million of non-cash stock-based compensation, and for the year-ended December 31, 2005 were $36.5 million.

The operating expenses during the quarter primarily related to the continued development and commercial preparation to launch the company’s lead product candidate Zingo, a fast-acting, needle-free, local anesthetic, for which the company submitted an NDA in November 2006 for marketing clearance in the United States to treat the pain associated with venous access procedures in children. Additional operating expenses related to the ongoing development of product candidates including 4975, which has been shown in numerous clinical studies to provide site-specific, moderate-to-severe pain relief for weeks to months following a single application.

For the fourth quarter of 2006, the net loss was $15.3 million, or $0.65 loss per share. In the fourth quarter of 2005, the net loss was $13.1 million, or $2.90 loss per share. The net loss for the year-ended December 31, 2006 was $55.6 million, or $2.69 loss per share, and for the year ended December 31, 2005, the net loss was $33.5 million or $ 16.89 per share. The fourth quarter of 2006 represents the fourth full quarter of combined financial results following the December 15, 2005 completion of our merger between Anesiva and AlgoRx Pharmaceuticals, Inc. The net loss in the fourth quarter of 2005 is after an extraordinary gain of $1.7 million related to the purchase accounting for the merger.

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Common shares outstanding at December 31, 2006 were 27.3 million shares, which includes seven million newly issued shares sold in November 2006 to select institutional investors through an over-subscribed registered direct common stock offering completed at market, raising approximately $45 million.

As of December 31, 2006, cash, cash equivalents and short-term investments were $85.1 million compared to $94.9 million at December 31, 2005. The company expects that this will be enough cash to fund the company’s activities into 2008. Anesiva will not be providing more specific financial guidance for 2007 at this time. The company recently completed a successful meeting with the FDA enabling the company to define its clinical plan for 4975. Details of the specific clinical trials are currently being finalized, and once that is completed, Anesiva will provide additional financial guidance for 2007.

About Anesiva and its Diverse Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel therapeutic treatments for pain. The company has two drug candidates in development for multiple pain-related indications. An NDA has been submitted for the most advanced product, Zingo. The second product in the pipeline, 4975, has been shown to reduce pain after only a single administration for weeks to months in multiple settings in numerous mid-stage clinical trials for site-specific, moderate-to-severe pain. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to www.anesiva.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: whether Anesiva can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended September 30, 2006.

Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Anesiva, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(Note)
Revenue	$89	$—	$89	$—

Operating expenses:
Research and development	9,810	6,462	35,259	19,294
General and administrative	6,366	9,076	23,582	17,234

Total operating expenses	16,176	15,538	58,841	36,528

Loss from operations	(16,087)	(15,538)	(58,752)	(36,528)
Interest and other income, net	772	671	3,185	1,285

Loss before extraordinary gain	$(15,315)	$(14,867)	$(55,567)	$(35,243)

Extraordinary gain	—	1,725	—	1,725

Net loss	$(15,315)	$(13,142)	$(55,567)	$(33,518)

Basic and diluted net loss per common share	$(0.65)	$(2.90)	$(2.69)	$(16.89)

Shares used to compute basic and diluted net loss per common share	23,393	4,527	20,643	1,985

Stock-based compensation	$2,259		$11,269

Anesiva, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2006	December 31, 2005
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$85,055	$94,913
Other current assets	1,153	1,464

Total current assets	86,208	96,377

Property and equipment, net	8,446	871
Other assets, non-current	722	669

Total assets	$95,376	$97,917

Liabilities and stockholders’ equity
Current liabilities	$6,831	$8,377
Long term obligations	217	—
Total stockholders’ equity	88,328	89,540

Total liabilities and stockholders’ equity	$95,376	$97,917

(Note): Derived from audited financial statements at that date and for the period then ended.